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                                                                    EXHIBIT 99.1


MONDAY NOVEMBER 8, 2:39 PM EASTERN TIME

COMPANY PRESS RELEASE

SOURCE: Lanier Worldwide, Inc.


LANIER ANNOUNCES PUBLIC STOCK OFFERING


DOCUMENT MANAGEMENT SOLUTIONS LEADER WILL BE TRADED ON THE NYSE UNDER SYMBOL
'LR'

ATLANTA, Nov. 8/PRNewswire/--Lanier Worldwide (NYSE: LR) today announced a public stock offering. Lanier stock will be traded on the NYSE under the symbol "LR." Lanier Worldwide was formerly the document systems subsidiary of Harris Corporation.

"Today, the document industry is undergoing unprecedented convergence," said Wesley Cantrell, Chairman and CEO of Lanier Worldwide. "Customers are moving from analog to digital technology. They are working in integrated, networked environments. They have more options than ever for creating and distributing high-quality documents.

"Yet document-related expenses account for 15% of a typical business' operating costs. In short, companies around the world are looking for ways to streamline workflow and lower costs--without sacrificing quality or convenience. That's why Lanier Worldwide delivers an unprecedented combination of best-of-breed solutions and responsive, global service. We look forward to becoming the document management partner of choice."

Lanier employs approximately 10,000 people and posted sales of $1.5 billion in fiscal year 1999. The company's four senior officers collectively embody more than 115 years of stable management at Lanier. In addition to Cantrell, these include C. Lance Herrin, President and COO; James A. MacLennan, Exec. V.P. and CFO; and David J. Marini, Exec. V.P. and General Manager, Worldwide Field Operations.

About Lanier Worldwide

With 1,600 sales and service locations, Lanier Worldwide, Inc. is one of the largest global providers of document management solutions. Every day, Lanier helps customers in more than 100 countries create, enhance and distribute high-quality documents with greater speed, efficiency and economy. To achieve this goal, Lanier maintains an intense customer focus called Customer
Vision and employ DOCutivity(R), a rigorous workflow methodology. Lanier's comprehensive solution portfolio includes digital color copier/printers, black-and-white digital copier/printers, multifunction devices, digital dictation systems, print-on-demand solutions, document management solutions and a variety of outsourcing services. Lanier also develops specialized solutions for the healthcare, real estate, legal and manufacturing industries. Lanier was founded in 1934, and is headquartered in Atlanta, Georgia, U.S.A. For more information, please visit Lanier's web site at www.lanier.com.

DOCutivity(R) is a registered trademark of Lanier Worldwide, Inc.

NOTE: Further information about Lanier and the complete range of Lanier solutions is available from Tamme Quinn, Global Public Relations Manager, Lanier Worldwide, 2300 Parklake Dr. NE, Atlanta, GA 30345. Readers may also visit Lanier's website at http://www.lanier.com.

SOURCE: Lanier Worldwide, Inc.